UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               IAMGOLD CORPORATION

             (Exact name of Registrant as specified in its charter)


              Canada                                     Not Applicable
------------------------------------            --------------------------------
    (State or jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                      Identification No.)


      2820 Fourteenth Avenue
         Markham, Ontario                                    L3R 0S9
-----------------------------------------       -------------------------------
(Address of principal executive officers)                    (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                     Name of each exchange on which
        to be so registered                     each class is to be registered
------------------------------------            --------------------------------
    Common Shares, no par value                     American Stock Exchange


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form
relates: ---------------------   (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:



                                      None
                          ----------------------------
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The authorized capital of the Registrant consists of an unlimited number of Common Shares, First Preference Shares and Second Preference Shares, without par value. As of November 27, 2002, the Registrant had 78,580,889 Common Shares issued and outstanding. Holders of Common Shares are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the Board of Directors; (ii) to share ratably in all of the Registrant's assets available for distribution upon liquidation or winding up of the Registrant; and (iii) to one vote for each share held of record on each matter submitted to a vote of shareholders. Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Registrant. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by the Registrant. Provisions as to the modifications, amendments or variations of such rights or such provisions are contained in the Business Corporations Act (Canada).

     There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption is either made through a stock exchange, from a bona fide employee of the Registrant or an affiliate or his personal representative, or is under an offer to purchase pro rata made to every holder or is required to be made pursuant to the Business Corporations Act (Canada) upon exercise by the holder of certain dissent provisions or shareholders remedies set out therein, and provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.

     The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Business Corporations Act (Canada) relating to the sufficiency of profits from which dividends may be paid.

     Pursuant to applicable provisions of the Business Corporations Act (Canada), no right or special right attached to shares issued by the Registrant may be prejudiced, altered or otherwise interfered with unless the members of the class of shareholders affected consent to such action by a separate resolution of the members of the class adopted by at least a majority of 66-2/3% of the votes cast with respect to the resolution.

ITEM 2.  EXHIBITS.

The following exhibits are filed as a part of this Registration Statement:


Exhibit Number            Description
--------------            -----------

     1                    Articles of Amalgamation of the Corporation

     2                    Specimen of Common Share Certificate.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     IAMGOLD CORPORATION


                                     By: /s/ John Ross
                                         ---------------------------------------
                                         Name:   John Ross
                                         Title:  Chief Financial Officer


Dated:  November 27, 2002

                                 EXHIBIT INDEX


Exhibit Number            Description
--------------            -----------

     1                    Articles of Amalgamation of the Corporation

     2                    Specimen of Common Share Certificate.